UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2016

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-179311	45-3864597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

48 Wall Street - Suite 1100

New York, New York 10005

(Address of principal executive offices, including zip code)

646-205-1603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment – Use of Terminology

Throughout this Current Report on Form 8-K, the terms “Company,” “we,” “us,” and “our” refers to Tyme Technologies, Inc. and, unless the context indicates otherwise, its direct and indirect subsidiaries, Tyme Inc. and Luminant Biosciences, LLC, on a consolidated basis.

Item 1.01  Entry into a Material Definitive Agreement.

We have entered into a new employment arrangement with Robert Dickey IV, our Vice President - Finance and Chief Financial Officer. The new employment arrangement is set forth in a letter agreement, dated as of January 27, 2016 (the “New Employment Agreement”), which supersedes our prior letter agreement with Mr. Dickey which was dated as of May 15, 2015 (the “Prior Employment Agreement”). We filed a Current Report on Form 8-K (Date of Report: May 15, 2015) with the U.S. Securities and Exchange Commission on May 20, 2015 in connection with our initial retention of Mr. Dickey and the entry into of the Prior Employment Agreement.

Under the New Employment Agreement, Mr. Dickey will be required to devote his full working time, efforts and attention to his duties with our Company. Mr. Dickey was required to devote only one-third of his business time to our Company under the Prior Employment Agreement, although the Prior Employment Agreement contemplated that his working time devoted to us would increase as we expand our research and development activities, regulatory filings and otherwise grow our Company and that we would negotiate with him in good faith an increase in his compensation if his work for our Company causes him to devote more than one-third of his business time to our Company. In addition to his performing the usual and customary duties, responsibilities and authority of a person in positions of a vice president - finance and chief financial officer and such other duties assigned by our Board of Directors (“our Board”) and/or our Chief Executive Officer (“our CEO”), in either case, which are consistent with such positions, Mr. Dickey also is to provide advice and assistance to the CEO and Board with respect to soliciting and developing relationships with prospective investors and broker-dealers and a private placement of securities of our Company. Mr. Dickey’s annual compensation has been increased to $200,000 under the New Employment Agreement from an annual rate of $80,000 under the Prior Employment Agreement. In addition to such cash compensation, we have also granted Mr. Dickey a five year option to purchase up to 200,000 shares of our common stock at a per share purchase price of $11.00, the closing price of our common stock on the date of the New Employment Agreement. One-half of the shares subject to such option vested immediately upon grant and the remaining 100,000 shares subject to the option will vest on July 27, 2016, provided that Mr. Dickey is still employed by us on said vesting date. The option we granted to Mr. Dickey under the Prior Employment Agreement has not been terminated and remains exercisable in accordance with its terms.

Mr. Dickey served from August 2013 to January 2015 as the Chief Financial Officer of Neostem, Inc., a publicly-traded (NASDAQ: NBS), revenue stage regenerative medicines company focused on cellular therapies for oncology, cardiology and autoimmune disease and operator a contract manufacturing service business. He has over 15 years of management experience at life sciences companies, including positions as a chief financial officer, chief operating officer and chief executive officer and board member, following a career as an investment banker. He has specific expertise in financing, mergers and acquisitions, partnering/licensing transactions and project management, as well as international finance experience. Mr. Dickey served as Senior Vice President of Hemispherx Biopharma, Inc. (NYSE MKT: HEB) from June 2009 to his joining Neostem. Hemispherx is a publicly traded company involved in immune-modulatory therapies that is developing treatments for chronic fatigue syndrome and influenza. Prior to Hemispherx, from 2007 to 2008, Mr. Dickey was Senior Vice President, Chief Financial Officer and Business Unit Manager at StemCyte, Inc., an umbilical cord stem cell therapeutics company. Mr. Dickey’s other management experience includes leadership positions at Protarga, Inc., a company developing cancer therapies, and Locus Pharmaceuticals, a company involved in computational drug design. Previously, he spent 18 years as an investment banker, 14 of those at Lehman Brothers, with a background split between mergers and acquisitions and capital markets transactions across a variety of industries. He is also currently serving (since 2013) as a director of Sanuthera, Inc., a medical device company focused on tinnitus. Mr. Dickey earned an MBA degree from The Wharton School, University of Pennsylvania and an AB degree in Economics from Princeton University.

Item 9.01  Financial Statements and Exhibits.

Set forth below is a list of the exhibits to this Current Report on Form 8-K.

Exhibit Number	Description

10.1†	Employment Agreement, dated as of January 27, 2016, between Tyme Technologies, Inc. and Robert Dickey IV.

10.2†	Option Agreement, dated as of January 27, 2016, between Tyme Technologies, Inc. and Robert Dickey IV.

†	Management contract or compensatory arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: January 31, 2016	By:	/s/ Steve Hoffman
Steve Hoffman, Chief Executive Officer